                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in this registration statement on Form S-3 of Insight Communications Company, Inc. of our report, dated March 9, 2001, relating to the combined balance sheet of The AT&T Insight Midwest Systems as of December 31, 2000 and the related combined statement of operations and parent's investment, and cash flows for the year ended December 31, 2000, and our report, dated October 11, 2000, relating to the combined balance sheet of The AT&T Insight Midwest Systems as of December 31, 1999 and the related combined statement of operations and parent's investment, and cash flows for the period from March 1, 1999 to December 31, 1999 ("New Insight") and for the period from January 1, 1999 to February 28, 1999 ("Old Insight"), which reports appear in Amendment No. 1 to the Current Report on Form 8-K of Insight Communications Company Inc., dated January 5, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.

   Our report dated October 11, 2000, contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Insight, acquired Tele-Communications, Inc., the owner of the assets comprising Old Insight, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the period before the acquisition and, therefore, is not comparable.

                                          /s/ KPMG LLP

Denver, Colorado
July 23, 2001